Exhibit 10.1

625 Westport Parkway
Grapevine, TX 76051
817-424-2000
July 7, 2022
Re:    Offer Letter
Dear Diana,
Congratulations! I am pleased to offer you a promotion to the role of Chief Financial Officer of GameStop Corp. (the “Company”) effective as of today. You will report to the Chief Executive Officer of the Company. You will continue to be subject to all policies of the Company and GameStop Texas, Ltd. in effect from time to time, including the Company’s Anti-hedging Policy, Clawback Policy, Insider Trading Policy and Code of Ethics.
Your new base salary will be $200,000 and will be effective as of July 11, 2022.
You will continue to be eligible to earn all transformation bonuses, restricted shares and stock units, and restricted long-term incentive cash in accordance with the vesting and other terms of any award agreements that have been issued to you on or prior to the date hereof. For the avoidance of doubt, nothing in this letter shall change, eliminate or modify any terms of those award agreements, which are summarized below.
•A total of $1,965,000 in transformation bonuses are being paid bi-weekly over the two year which began on August 1, 2021. These bonuses are paid in bi-weekly installments, as follows: In year 1, you receive a bi-weekly installment of $44,086.54, less applicable taxes. In year 2, you receive a bi-weekly installment of $31,490.38, less applicable taxes. Your right to receive each installment is conditioned on your continuous employment with us through the payment date of that installment. Except in case of your involuntary termination of employment without Cause as provided below, if your employment with us ceases for any reason, no additional installments will be paid.
•On March 1, 2021, you were granted 2,949 restricted shares of the Company’s Class A common stock (“Common Stock”). The March 2021 equity award vests in equal installments on the first three anniversaries of the grant date, subject to your continuous service through the vesting date.
•On October 1, 2021 you were granted 16,859 restricted stock units of the Company’s Common Stock. The October 2021 equity award will vest as follows: 5% on the first anniversary of the grant date, 15% of the second anniversary of the grant date, and 20% on each of the dates that are 30, 36, 42 and 48 months following the grant date, subject in each case to your continuous service through the vesting date.
•On June 9, 2020 you were granted $350,000 of restricted long-term incentive cash. Two-thirds of such award has previously vested and the last third of such award will vest on the third anniversary of the grant date, subject to your continuous service through such date.
In addition to the above and in connection with your promotion, on July 11, 2022, you will be granted restricted stock units of the Company’s Common Stock determined by dividing $1,000,000 by the average closing price of the Company’s Common Stock for the 30 trading days immediately preceding such grant date (the “Additional Equity Award”). The Addition Equity Award will vest on July 1, 2023, subject to your continuous service through such date. The above-described equity award will be documented in a separate award agreement; that agreement will contain additional terms and conditions (not inconsistent with this letter) and be delivered to you following the grant date.

625 Westport Parkway
Grapevine, TX 76051
817-424-2000

The Company’s agreement to grant equity to you and to pay you transformation bonus installments does not guarantee your employment for any period or otherwise limit our ability to terminate your employment at any time, for any reason, even if your opportunity to receive or vest in such equity or receive such signing bonus installments would be forfeited as a result of such termination. We will periodically review your performance and compensation levels and may make adjustments, all as determined in the sole discretion of management.
Consistent with all roles in the organization, your employment will be on an at-will basis, having no specified term, and may be terminated at the will of either party on notice to the other. However, if we terminate your employment without Cause (as defined on Exhibit A), you will receive the following severance benefits, subject to the conditions noted below: (i) we will pay you an amount equal to six months of your base salary, (ii) if you are participating in our group health plans immediately prior to your termination, we will pay you an amount equal to the applicable premium for COBRA continuation coverage for you and your eligible dependents for six months, (iii) we will pay you any transformation bonus installments which have not already been paid, (iv) the portion of any equity award that was otherwise scheduled to vest in the ordinary course during the six month period immediately following your termination date will become vested and (v) any long-term incentive cash that was otherwise scheduled to vest in the ordinary course during the six month period immediately following your termination date will become vested. To be eligible for these benefits you must (x) sign a release of claims on such form as we supply (which form will be substantially consistent with that used for other terminating senior executives) and that release must become irrevocable within 60 days after your termination date, and (y) comply with any applicable post-employment covenants under any other written agreement with us. The amounts described in clauses (i), (ii) and (iii) will be paid in a single cash lump sum (less required tax withholdings) as soon as practicable after the release becomes effective, and in no event later than 70 days after the termination date. The shares described in clause (iv) will be issued (if not already outstanding) and released from transfer restrictions as soon as practicable after the release becomes effective, and in no event later than 70 days after the termination date. The amount described in clause (v) will be paid in accordance with the terms of the Long-Term Incentive Cash Award Terms & Conditions and at the same time as all other participants in such long-term incentive cash program are paid.
Any modification of any of the terms of this letter must be made in writing and signed by an executive officer of the Company to be valid and enforceable.
Your compensation package, as detailed in this document, is personal and confidential. Please do not discuss the details of this information with anyone other than me or those indicated below.
This letter supersedes any prior compensation or offer letter entered into between you and the Company. Except as otherwise expressly provided herein, this letter represents our entire agreement regarding your employment and compensation and supersedes all prior discussions and agreements regarding these topics. If you have any questions or concerns, please feel free to contact me.

625 Westport Parkway
Grapevine, TX 76051
817-424-2000

Sincerely,

/s/ Matthew Furlong
Matthew Furlong
Chief Executive Officer

July 7, 2022
Date

Accepted by:	/s/ Diana Saadeh-Jajeh	Date:	July 7, 2022
Diana Saadeh-Jajeh

625 Westport Parkway
Grapevine, TX 76051
817-424-2000

Exhibit A
Additional Provisions for Offer Letter
1.Definition of Cause. For purposes of the compensation letter, “Cause” mean any of the following: (i) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or dishonesty; (ii) your willful misconduct, whether or not in the course of service, that results (or that, if publicized, would be reasonably likely to result) in material and demonstrable damage to the business or reputation of the Company or any of its affiliates or subsidiaries; (iii) material breach by you of any agreement with, policy of or duty owed to the Company or any of its affiliates or subsidiaries; or (iv) your willful refusal to perform your duties to the Company or the lawful direction of your supervisor that is not the result of a disability; provided, however, an act or omission described in clause (iii) or (iv) will only constitute “Cause” if (A) it is not curable, in the good faith sole discretion of the Company’s Board of Directors (the “Board”) or its delegate, or (B) it is curable in the good faith sole discretion of the Board or its delegate, but is not cured to the reasonable satisfaction of the Board or its delegate within 30 days following written notice thereof to you by the Company (such notice to state with specificity the nature of the breach or willful refusal). However, a termination of your employment due to your death or Disability will not constitute a termination without Cause.
“Disability” means a written determination by a physician mutually agreeable to you and the Company (or, in the event of your total physical or mental disability, your legal representative) that you are physically or mentally unable to perform your duties and that such disability can reasonably be expected to continue for a period of six consecutive months or for shorter periods aggregating 180 days in any 12-month period. In addition, and without limiting the foregoing, a Disability shall be deemed to have occurred if you become entitled to receive benefits under any long-term disability plan or policy maintained or funded by the Company.
2.Compliance with Section 409A. Section 409A. The parties intend for all amounts payable under this offer letter to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and this offer letter will be interpreted accordingly. Nonetheless, the Company does not guaranty the tax treatment of your compensation arrangements under Section 409A or any other federal, state or local tax law.